FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., Chairman, President and CEO
PHONE:    1-215-256-8851 ext. 2300

JOHN W. EISELE APPOINTED PRESIDENT OF MILLENNIUM WEALTH MANAGEMENT AND PRIVATE BANKING

HARLEYSVILLE, PA (September 29, 2004) - Harleysville National Corporation (HNC) announced today that John W. Eisele has been appointed president of Millennium Wealth Management and Private Banking (MWMP). MWMPB is a division of Harleysville National Bank, HNC’s largest subsidiary.
In his new position, Eisele is also executive vice president of Harleysville National Corporation.
Eisele has more than 20 years experience in investments and wealth management. Most recently, he was executive vice president of the Quick and Reilly division of Bank of America/Fleet Boston, Inc.
“We are pleased to have John Eisele join our organization and to rely on his expertise to grow our Millennium Wealth Management and Private Banking group," said Walter E. Daller, Jr., President and CEO of HNC. “This division provides us with the opportunity to offer the highest quality financial services to executives, professionals and customers with complex banking needs." The management team of MWMPB, reporting to John Eisele, includes Mikkalya Murray, Executive Vice President of HNC and head of Private Banking at MWMPB; Clay Henry, Executive Vice President of HNC, who leads the investment and wealth management portion of MWMPB; and David R. Kotok who continues as chairman and CIO of Cumberland Advisors, a subsidiary of Harleysville National Bank, and an integral part of MWMPB.
Eisele holds a Bachelor of Arts degree from the University of California in Los Angeles and is a graduate of the Securities Industry Institute at the University of Pennsylvania Wharton School.
Harleysville National Corporation, with assets of $2.8 billion, is the holding company for its major subsidiary Harleysville National Bank (HNB). Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with assets of $1.4 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities using exchange-traded funds, is also a part of the Millennium Wealth Management and Private Banking Group. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.